Exhibit 99.1

FIRST STATE BANCORPORATION

Moderator: Chris Spencer

07-08-08/5:00 pm ET

Confirmation #2640802

FIRST STATE BANCORPORATION

Moderator: Chris Spencer

July 8, 2008

5:00 pm ET

Coordinator:	Thank you for standing by and welcome to the First State Bancorporation conference call. At this time, all participants are in a listen-only mode.

During the question and answer session, please press star 1 on your touch-tone phone. Today’s conference is being recorded.

If you have any objections, you may disconnect at this time. I would like to turn today’s conference over to Mr. Chris Spencer, Chief Financial Officer. Sir, you may begin.

Chris Spencer:	Well thank you and welcome everyone to First State Bancorporation’s conference call this afternoon to discuss the closure of our Utah operations which were announced in our press release yesterday after the market closed.

We will provide an online replay of this call immediately following, and it will continue for ten days at 888-562-8229. Your host and conference leaders for this call this afternoon are myself, Christopher C. Spencer, Senior Vice President and Chief Financial Officer, H. Patrick Dee, Executive Vice President and Chief Operating Officer and Michael R. Stanford, President and Chief Executive Officer of First State Bancorporation.

FIRST STATE BANCORPORATION

Moderator: Chris Spencer

07-08-08/5:00 pm ET

Confirmation #2640802

The board of directors of First State Bancorporation have adopted a policy that the company will comply with the Securities & Exchange Commission Regulation FD in all respects.

Consequently, the conference call will proceed under an agenda which I will announce momentarily. Matters outside of the agenda items will not be discussed.

The subject matter of this conference call will include forward-looking statements. These statements are not historical facts and involve risks and uncertainties that could cause First State’s results to differ materially from those contained in such statements.

Our agenda this afternoon is to - Mike Stanford will discuss further reasons for a decision to close the Utah operations. We will then immediately open the call up for questions from our analysts, and with that I will turn it over to Mike.

Michael R. Stanford:	Thanks Chris. Good afternoon everyone. As you may know, many banks are facing issues in today’s environment with the overall level of their capital and it seems apparent that our stock price has been heavily impacted by the presumption in the market that a significant capital raise might be necessary and it would severely dilute our current shareholder base.

In the past few years, our capital ratios have been stretched somewhat by our loan growth, and one of the markets where we’ve had substantial loan growth has been in the Utah market.

FIRST STATE BANCORPORATION

Moderator: Chris Spencer

07-08-08/5:00 pm ET

Confirmation #2640802

At the same time, we’ve been unable to generate any traction around significant deposit growth in the Utah market. As a matter of fact, from the inception, we’ve even lost some ground in our total deposit base.

Since it’s paramount that we manage the capital and that we have the best long term results for our company, we’ve made the difficult, strategic decision to wind down our operations in Utah and we’ve scheduled the date of that closure for October 31st of this year for our two branches there.

We believe that the interest of our shareholders will be best served by deploying our capital in markets that represent better long term opportunities for us especially in deposit generation.

Although we are experiencing some softening in our various markets, primarily around housing, we have achieved significant loan growth in the first half of the year and decent deposit growth overall.

By curtailing our activities in Utah, we believe that we’ll achieve a better balance between our loan and deposit growth going forward.

Of primary importance, we should see a flattening of our loan growth in the third quarter and most likely a decline in loan totals in the fourth quarter this year.

Although we were finalizing our results for the second quarter, but would like to talk about a few of the key results at this time.

The Federal Reserve and the State of New Mexico recently completed their field work for our annual safety and soundness examination.

FIRST STATE BANCORPORATION

Moderator: Chris Spencer

07-08-08/5:00 pm ET

Confirmation #2640802

There was very little difference between our own assessment of our individual problem credits and regulators evaluation of those same credits.

The national economic situation continues to color the view of the regulators and investors have of all banks even though the markets that we operate in have been effected far less than most.

As a result, we have decided to increase our allowance for loan losses relative to the size of our non-performing loans, not because of the assessed risk and the individuals credits, but simply because the magnitude of the identified problem loans and the recent trends have shown an increase in the level of problems in potential loans.

We are currently reviewing the level of our allowance for loan losses and methodology utilized to arrive at an appropriate level.

Although the amount of our provisions for the second quarter have not been finalized, it will be significantly larger than the provision for the first quarter or the amounts projected by various analysts who follow our stock.

We believe once recorded that provision and the resulting level of the allowance will allow us to return our quarterly provision to a more moderate level in the ensuing quarter.

General conditions in our remaining markets in New Mexico, Colorado, and Arizona remain fairly stable, and in Arizona we have relatively little lending exposure and almost no residential housing market exposure.

In the Albuquerque area, we continue to see new job creation and the most recent announcement coming from Hewlett-Packard regarding a new facility that will be established in the Rio Rancho in the northern part of Albuquerque MSA.

FIRST STATE BANCORPORATION

Moderator: Chris Spencer

07-08-08/5:00 pm ET

Confirmation #2640802

This follows previous announcements by Fidelity Financial, Schott Solar, and the new operations around expansion with Eclipse that are estimated to bring 5,000 jobs from those announcements to our markets through the next two years.

Housing prices in Albuquerque are holding steady overall as indicated by a slight increase in both the median and average housing prices in May of this year.

Other recent figures indicate that there’s about a five months supply of housing in Albuquerque market, and the average house sells in approximately 65 days. These figures compare very favorably with the national averages.

Delinquency rates in our commercial real estate portfolio other than related to residential construction and land development remain at very nominal levels. Both Colorado and New Mexico have also been boosted from expanded activities in the energy sector.

As a primarily commercially focused bank, we have very little exposure to consumer debt of any type. We have very limited exposure to home equity loans of credit and second mortgages, and those that we do have are generally of very high quality.

Last year we agreed to sell our credit card portfolio and did not engage in any dealer paper activity or indirect lending.

So we don’t feel that we need to be in any position right now to be concerned if the consumer is the next effected portfolio. So we think that we’ve found the area and identified the loans that need to be taken care of.

FIRST STATE BANCORPORATION

Moderator: Chris Spencer

07-08-08/5:00 pm ET

Confirmation #2640802

To firmly focus on preserving our capital and on controlling and even shrinking our balance sheet in the next two quarters, we are currently reassessing our ability to pay a cash dividend. But with our need to preserve capital, our dividend may be suspended for a given period of time.

Clearly the ability of most banks to raise capital in the current market is in question at this time, so we are controlling the factors that we can in order to ensure that a capital raise will not be required.

With that, I will now open the call to any questions from the analysts. Thank you.

Coordinator:	If you would like to ask a question at this time, please press star 1. To withdraw your request, press star 2.

Once again, if you would like to ask a question, please press star 1.

Our first question comes from Brad Vander Ploeg with Raymond James. You may ask your question.

Brad Vander Ploeg:	Good afternoon.

Man:	Hi Brad.

Brad Vander Ploeg:	First of all, just on the Utah branches I’m curious, it sounds as though maybe I imagine you evaluated whether there might be any buyers for those branches, and I assume there are none or there’s a more economical way to go?

FIRST STATE BANCORPORATION

Moderator: Chris Spencer

07-08-08/5:00 pm ET

Confirmation #2640802

Michael R. Stanford:	Well given the current environment and only having 21 - 20 to 21 million in deposits between the two branches that we have up there, we really didn’t see how we would be able to do any better or more economical than unwinding them.

There’s not much - nobody’s going to give us much of a premium on that amount, and it would be - it would have taken longer to probably figure that out and shop that around than we wanted to take.

We started looking at this when we were doing budgeting in the fourth quarter just because we were starting to look at the metrics of who’s really contributing around the deposit generation and where we want to allocate our capital in the future. That was even before the capital crunch that we’ve seen the first half of this year.

So it was something that we were evaluating as we went along, but it was obvious that it was easier and quicker to unwind this than it would be to try to shop it.

Brad Vander Ploeg:	Okay, fair enough, and then just in terms of the additional provisions and reserves that you feel you need at this point, you - it sounded like you characterized the regulatory review as not very surprising in terms of the buckets that the loans are going into.

So I’m just curious if the additional provision, I mean would you say it was driven by the regulatory review or is this is something that it’s likely that it would have happened even in the absence of that?

FIRST STATE BANCORPORATION

Moderator: Chris Spencer

07-08-08/5:00 pm ET

Confirmation #2640802

Michael R. Stanford:	Well I think that the dialogue with the regulators certainly gave us internally more discussion around whether we want to continue to kind of slow play this and go down the road or do we feel comfortable with where we are right now with their affirmation of our identification model with just moving forward and getting this over with so that we can get on down the road.

So it’s, you know, as I said we’re not finished with that evaluation yet, but I’m more inclined and the management team here is more inclined to just get the provision where we know it needs to be so that we’re not messing around with it the rest of the time.

Brad Vander Ploeg:	Right. And I don’t know how comfortable you are with talking about any of the other ratios, but I’m just curious if you feel like net charge-offs are going to be up in the quarter or is it just going to be on the non-performing side or if you can maybe add any other color to give us a feel for the magnitude of what the provision might be.

H. Patrick Dee:	Say Brad, this is Pat Dee. In general our charge-offs are going to be higher in the second quarter than the first quarter and we had indicated that even when we completed the first quarter that our expectations for this for the rest of the year were for charge-offs to be somewhat higher.

At this point, we still feel like the overall level of charge-offs that we expect to incur in this calendar year are going to be in line with the expectations that we’ve had before although certainly towards the top end of that range.

So we were talking about 25 to 35 basis points annualized, and again, we think that’s going to continue to occur at a rate that would put us probably at the top end of that range.

FIRST STATE BANCORPORATION

Moderator: Chris Spencer

07-08-08/5:00 pm ET

Confirmation #2640802

Brad Vander Ploeg:	All right. And in terms of, Mike, I think you said you wanted to increase reserves as a percent of non-performing loans. Is there some sort of target there? Because I think you wound up around 70% at the end of the first quarter?

Michael R. Stanford:	No, we’ve certainly - we want to be somewhere between 50% and 100%. So, we certainly don’t want to fall below 70%.

Brad Vander Ploeg:	Okay. All right, that’s all I have. Thanks very much.

Michael R. Stanford:	Thanks.

Coordinator:	Thank you. Our next question comes from Bain Slack with KBW. You may ask your question.

Bain Slack:	Hey, good afternoon.

H. Patrick Dee:	Hey Bain.

Michael R. Stanford:	Hi Bain.

Bain Slack:	Hey, I was just wondering if you could give us any color in terms of the loan portfolio in Utah and sort of the schedule that you planned to amortize. You know, I guess how - should we think about how long this may take the roll-off or is it kind of lumpy if you can give us any color on that?

Chris Spencer:	Bain, this is Chris. You know, with the majority over half of the portfolio being in construction, we’ve got the schedule maturities of the portfolio of about 125 million over the remainder of 2008.

FIRST STATE BANCORPORATION

Moderator: Chris Spencer

07-08-08/5:00 pm ET

Confirmation #2640802

Now there may be some construction loans we still need to extend for small periods of time to complete those projects, but, you know, roughly 40%, about 125 million of the portfolio we would anticipate running off through the end of 2008.

The rest of the portfolio there’s another 50 million of the portfolio that’s got scheduled maturities in 2009 and the rest after that.

Now, some of that may run off before as relationships get moved to other banks. That’s yet to be seen how that will play out. That, you know, that maybe just on and off different pieces move as relationships are moved.

But as far as contractual maturities, there’s about 125 million over the remainder of this year. We’ll probably stay fairly flat and won’t see too much runoff in this third quarter, but would sure see that coming down pretty quick in the fourth quarter I think.

Bain Slack:	Okay.

H. Patrick Dee:	At the same time Bain, there are still some construction loans that have not fully funded. So you will continue to fund those loans going forward. So that’s - and that’s another reason why the third quarter in particular we probably won’t see a significant decrease in our loan totals there.

That construction portfolio is generally a very high quality still at this point. We had about 5 million in non-performings at the end of the first quarter. We are going to see that non-performing number increase somewhat in the second quarter and perhaps a little more later on in the year.

FIRST STATE BANCORPORATION

Moderator: Chris Spencer

07-08-08/5:00 pm ET

Confirmation #2640802

The Utah market is one that has been quite strong for several years and it appears that there is some softening right now in housing demand there and that’s led us to see an increase in non-performings. It’s still a fairly solid market overall with a lot of good demographic trends, but it’s clearly not as solid as it was a year or so ago.

Bain Slack:	Okay. I guess I wanted to go back to a - I think you were discussing the second half -- and tell me if I heard this wrong -- the second half of ‘08 we’d probably see flat loan growth.

And I think what I’m trying to figure out is does that include this potential 125 roughly run-off or is that - or are you talking about flat for the other three markets not including Utah?

H. Patrick Dee:	I think overall what we would expect is pretty flat loan growth in the third quarter and then an actual decline in our loan totals in the fourth quarter.

We have scaled back our expectations for loan growth in all of our markets for the rest of the year, but we will still continue to see some loan growth that is going to in come cases just replace run-off in the other markets.

We are going to continue to see as I mentioned, some funding of construction loans not just in Utah but in Colorado and New Mexico as well, but, you know, we would hope at the end of the year to have our loan totals probably be about where they are right now to maybe slightly lower, but we’ll show it at June 30th, and we have very good loan growth in the first quarter. And without talking about the specifics of it, we’re going to show good loan growth in the second quarter as well.

So we’ll just see a flattening from that point into the third quarter and then a decline we think from those levels in the fourth quarter.

FIRST STATE BANCORPORATION

Moderator: Chris Spencer

07-08-08/5:00 pm ET

Confirmation #2640802

Bain Slack:	Okay and I guess sort of last question, what - I guess what’s the view right now of the dividend and what you all can do with that to be able to retain sort of internally generated capital to sort of stave off a capital raise that’s shifting, maybe deteriorates faster than expected?

Michael R. Stanford:	Well, you know, I don’t think we’re seeing anything from the standpoint of deterioration at this point in time. Of course I haven’t seen anything like this market since last fall, but, you know, we’re still - we still think that we’re on pretty solid ground. But the fact of it is, we - we’re not looking at, you know, eliminating our dividend probably under the same circumstances as other people.

But we recognize that while with these expectations out there that we’re going to have to go to the market and raise 30 million or 40 million in capital.

We’re just - we’re going to do everything in our power not to do that, and part of the valuation is the suspension of the dividend probably, you know, if we need to, for a year.

But that’s something we’re looking at this time and factoring into the model. And we’re - we certainly don’t want to go that way, but if that’s what it takes to convince the market that we’re not going to raise common equity and we can survive through this, through the actions we’re taking, then that’s what we’ll do.

Bain Slack:	Okay great. I appreciate that. I guess just last then, kind of getting more nuts and bolts I guess of the branches and maybe just something you’ll want to wait for the conference call on.

FIRST STATE BANCORPORATION

Moderator: Chris Spencer

07-08-08/5:00 pm ET

Confirmation #2640802

But, I mean, do you have numbers in terms of, I just the expected incremental cost saves of just from not managing the branches and understand employees or what that may help to do in terms of profitability?

Chris Spencer:	Bain, this is Chris. Relative to the employees as we disclosed, we’ve got 20 employees up there. It’s got an annual fully loaded run rate of just under $1 million there.

Fifteen of the employees will be released in two groups. One will be middle of August, and then a second piece of that 15 at October 31st, we’ll actually close the branches. The remaining five will stay on into probably 2009 as we continue to manage that loan portfolio.

I would expect after some severance that will be paid, we typically pay some severance based on length of service that will be cost days actually in 2008, probably somewhere in the range of $200,000 mostly in the fourth quarter.

Relative to the branches, obviously, we’ll have to continue to maintain those through October 31st. So there won’t be much in the way of cost saves from the facilities in this year. Obviously, we will begin to market the lease space in Midvale as well as the existing building that we owned in downtown Salt Lake.

At that point, we will, after we suspend operations, save the depreciation on that building for two months and the lease cost on that lease space, but that’s not going to be very significant in 2008 as far as cost saves.

Bain Slack:	Okay. Great. Thanks for the color guys.

FIRST STATE BANCORPORATION

Moderator: Chris Spencer

07-08-08/5:00 pm ET

Confirmation #2640802

Coordinator:	Thank you. Our next question comes from Peyton Green with FTN Midwest Securities. You may ask your question.

Peyton Green:	Good afternoon. I was just wondering if you could comment a little bit on what you see in terms of appraisals on loans that you have seen issues with or that you believe there might be some risk in.

Have you seen significant appraisal values or how’s that going?

Michael R. Stanford:	Overall we haven’t seen anything significant around appraisal values. There’s a - you know, there’s certainly in certain cases there may be a one-off type of situation that we’ve seen, you know, a 20% difference in, but overall as I said in the Albuquerque market we’re seeing, you know, a rise in home prices.

There seems to be an equilibrium being achieved given the time that houses are on the market and the supply that’s out there and there’s seems to be some good demand.

And with, you know, the complete shutoff permits almost through the last three quarters, that dynamic could change pretty quickly.

You know, again we’ve, as we’ve said before, there’s certain pieces — and you’ve toured them with us, Peyton — there’s certain pieces in Colorado that are suffering greatly and we don’t have a lot in those markets, if any.

So, what we’re concerned around looking at things are in more the core area of Denver. Boulder’s still a very good market, Broomfield, Ft. Collins is doing well.

FIRST STATE BANCORPORATION

Moderator: Chris Spencer

07-08-08/5:00 pm ET

Confirmation #2640802

So we like the footprint we’re in and we think that the values even Denver is mentioned as not having as significant decrease in the home values as other areas around the United States.

I mean, you know, we really feel that, you know, there’s a lot of color that comes - that pressures us that as a result of what’s happening in Florida and Ohio and Vegas and Phoenix and Southern California and frankly, the energy sector from Wyoming down to New Mexico is keeping a lot of the things looking positive for them.

Peyton Green:	Okay, and then to wrap that up, I mean is there something where - I mean is it too early to kind of gauge how well you’ve worked things through the potential problem loan list and the watch list to see kind of a light at the end of the tunnel?

Michael R. Stanford:	Well I think the action - once we evaluate our loan loss reserve and we decide how deep we want to take this so that we can get on down the road and then we look at what we think the pool of normalized activity that stays within that charge-off run rate that Pat talked about, I think that we’ll have a good pool of money to move things.

And there’s people that are approaching us to see if we’ve got anything that they’d be interested in.

So, I think having the ammunition given our markets and resources that we’ve devoted to these things, it doesn’t seem like an insurmountable task to me.

Peyton Green:	Okay great. Thank you very much Mike.

Coordinator:	Once again, if you would like to ask a question, please press Star 1.

FIRST STATE BANCORPORATION

Moderator: Chris Spencer

07-08-08/5:00 pm ET

Confirmation #2640802

There are no further questions at this time.

Michael R. Stanford:	Okay, again I thank you for joining in on the call. We really take advantage of any time we can do this and we’ll be talking with you again at the end of the month around our earnings release. Thank you.

END